EXHIBIT 99

                              NASDAQ SYMBOL: LASE


                    LASERSIGHT AND VISX AGREE TO STAY PATENT
               INFRINGEMENT SUIT AND CONTINUE LICENSE NEGOTIATIONS
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     Winter Park, FL (November 17, 1999) -- LaserSight Incorporated (NASDAQ:
LASE) today announced that it had reached agreement with VISX, Inc. (NASDAQ:
VISX) to stay patent litigation filed by VISX on November 15, 1999 to continue negotiations toward a U.S. license agreement. The parties have been in negotiations and have made substantial progress. During the stay, LaserSight will commence manufacturing its laser systems in the U.S. but will not sell, offer to sell, ship or use commercially its systems in the United States until the parties enter into a license agreement or the stay is otherwise lifted. This stay does not affect LaserSight's ability to manufacture or sell its laser systems outside the U.S. LaserSight believes that this will not alter its previously announced plan to begin U.S. manufacturing in the fourth quarter of this year and to commercially ship units to U.S. customers in the first quarter of 2000. Both parties have retained the ability to withdraw from the licensing negotiations and allow the litigation to proceed.

     Late in the day on November 16, 1999, LaserSight was advised of litigation filed by VISX asserting that LaserSight technology infringed one of VISX's U.S. patents for equipment used in ophthalmic surgery. LaserSight does not believe its technology infringes VISX's patents, but has entered into license negotiations in order to help facilitate commercialization of its laser systems in the U.S. On November 15, 1999, LaserSight announced it received FDA pre-market approval for its LaserScan LSX(TM) Excimer Laser System to treat myopia of up to -6 diopters, with the ability to treat myopia of up to -10 diopters at the physician's discretion.

     LaserSight, Incorporated provides quality technology solutions for laser refractive surgery and other innovative applications, mainly in the vision correction industry. The Company has sold its products in more than 30 countries.

     This press release contains forward-looking statements regarding future events and future performance of LaserSight, including statements with respect to licensing of intellectual property and the timing of commercialization of our products, which involves risks and uncertainties that could materially affect actual results. There can be no assurance as to the terms, timing or consummation of a definitive license agreement with VISX. In addition, investors should refer to documents that LaserSight files from time to time with the Securities and Exchange Commission for a description of certain factors that could cause the actual results to vary from current expectations and the forward looking statements contained in this press release. Such filings include, without limitation, the company's Form 10-K, Form 10-Q and Form 8-K reports.